EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 16, 2005, with respect to the financial statements of Panacos Pharmaceuticals, Inc. included in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Panacos Pharmaceuticals, Inc., formerly V.I. Technologies, Inc., for the registration of 000,000 shares of its common stock.

/s/    Ernst & Young LLP

McLean, VA

March 27, 2006